Exhibit 4.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment, dated as of April 26, 2010 (this “Amendment”), to the Rights Agreement, dated as of February 1, 2008 (the “Rights Agreement”), is made between Tessco Technologies Incorporated, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”).  Capitalized terms not otherwise defined herein have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement for the purpose of specifying the terms and conditions of the Rights;

WHEREAS, Section 27 of the Rights Agreement provides, among other things, that, until such time as any Person becomes an Acquiring Person, the Company may make any supplement or amendment to the Rights Agreement without the approval of the any holders of the Rights Certificates which the Company may deem necessary or desirable;

WHEREAS, no Person has become an Acquiring Person as of the date hereof;

WHEREAS, the Board of Directors of the Company has determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and

WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Rights Agreement as of the date hereof.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:

1.   The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Rights Agreement, to execute this Amendment.

2.   Clause (i) of Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follow:  “the Close of Business on April 26, 2010 (the “Final Expiration Date”),”.

3.   This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

4.   This Amendment shall be deemed effective as of April 26, 2010.   Except as otherwise amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.   Notwithstanding anything to the contrary herein or in the Rights Agreement, each of the Company and the Rights Agent hereby acknowledges and agrees that at the Close of Business on the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect.

5.   This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:		TESSCO TECHNOLOGIES INCORPORATED

By:	/s/ Aric M. Spitulnik	By:	/s/ David M. Young
	Name: Aric M. Spitulnik		Name: David M. Young
	Title: VP, Controller		Title: SVP, CFO

Attest:		MELLON INVESTOR SERVICES LLC, as
Rights Agent

By:	/s/ Constance Adams	By:	/s/ Jeanette Rocha
	Name: Constance Adams		Name: Jeanette Rocha
	Title: Relationship Manager		Title: Relationship Manager